Exhibit 99.1

NEWS & INFORMATION

FOR:	EMERSON RADIO CORP.
3 University Plaza, suite 405
Hackensack, NJ 07601

CONTACT:	Investor Relations:
Barry Smith
Investor Relations Manager
(973) 428-2004

Tuesday, July 16, 2013

EMERSON RADIO CORP. REPORTS FULL YEAR FISCAL 2013 AND FOURTH QUARTER FISCAL 2013 RESULTS

HACKENSACK, N.J. – July 16, 2013 – Emerson Radio Corp. (NYSE MKT: MSN) today reported financial results for its full year and fourth quarter ended March 31, 2013.

Net revenues for the fourth quarter of fiscal 2013 were $23.0 million, a decrease of $3.9 million, or 14.4%, as compared to the fourth quarter of fiscal 2012 net revenues of $26.9 million. The decline in year-over-year net revenues was driven by lower year-over-year net product sales and licensing revenues.

Net product sales for the fourth quarter of fiscal 2013 were $21.8 million, as compared to $25.4 million for the fourth quarter of fiscal 2012, a decrease of $3.6 million, or 13.9%. The lower year-over-year net product sales were driven by primarily by a $2.4 million, or 10.2%, decline in net sales of houseware products, which was the result of lower year-over-year sales of microwave ovens and toaster ovens due to increased pricing pressures, intense competitive activity and the continuing effects of a challenging retail sales environment, partly offset by increased year-over-year sales of compact refrigerators and wine coolers, and a $1.1 million, or 55.5%, decline in net sales of audio products, due to lower year-over-year sales of all product offerings within the category.

Licensing revenue in the fourth quarter of fiscal 2013 was $1.2 million, as compared to $1.5 million in the fourth quarter of fiscal 2012, a decrease of $0.3 million, or 22.5%. The lower year-over-year licensing revenue was the result of lower year-over-year sales of products bearing the Emerson brand name by its active licensees as well as a lower year-over-year number of licensees.

Net revenues for fiscal year 2013 were $128.4 million, a decrease of $34.9 million, or 21.4%, as compared to the fiscal year 2012 net revenues of $163.3 million. The decline in year-over-year net revenues was driven by lower year-over-year net product sales, slightly offset by higher year-over-year licensing revenues.

Net product sales for fiscal 2013 were $121.6 million, as compared to $157.0 million for fiscal 2012, a decrease of $35.4 million, or 22.5%. The lower year-over-year net product sales were driven primarily by a $28.8 million, or 19.7%, decline in net sales of houseware products, which was the result of lower year-over-year sales of all product offerings within the category and a $6.5 million, or 61.5%, decline in net sales of audio products, due to lower year-over-year sales of all product offerings within the category.

Licensing revenue for fiscal 2013 was $6.8 million, as compared to $6.3 million for fiscal 2012, an increase of $0.5 million, or 7.8%. The higher year-over-year licensing revenue was the result of approximately $1.2 million of higher year-over-year licensing revenue earned from the Company’s largest licensee Funai Corporation (“Funai”), on higher year-over-year sales by Funai of products bearing the Emerson brand name, partially offset by lower aggregate year-over-year licensing revenues earned by the Company from its other active licensees.

Operating income for the fourth quarter of fiscal 2013 was $0.7 million, a decrease of $1.2 million, or 59.8%, from operating income of $1.9 million for the fourth quarter of fiscal 2012, due to the declines in net product sales and licensing revenues, higher year-over-year SG&A expenses and higher year-over-year landed product cost as a percent of selling price.

Operating income for fiscal year 2013 was $9.3 million, a decrease of $2.6 million, or 21.4%, from operating income of $11.9 million for fiscal year 2012, due primarily to the substantial declines in net product sales and the impairment write-down in September 2012 of a non-strategic trademark, offset in part by lower year-over-year landed product cost as a percent of selling price and the higher licensing revenues.

Net loss for the fourth quarter of fiscal 2013 was $1.5 million, as compared to net income of $2.4 million for the fourth quarter of fiscal 2012, a decrease of $3.9 million, or 162.7%, due primarily to the recording by the Company during the fourth quarter of fiscal 2013 of an anticipated income tax liability related to one of its overseas subsidiaries as well as the year-over-year decrease in operating income.

Net income for fiscal year 2013 was $6.0 million, as compared to $10.6 million for fiscal year 2012, a decrease of $4.6 million, or 43.6%, due primarily to the year-over-year decrease in operating income, the recording by the Company during the fourth quarter of fiscal 2013 of an anticipated income tax liability related to one of its overseas subsidiaries, the realized gain on sale of marketable security earned in the prior period and the gain on the sale of a building in the prior period.

Diluted loss per share for the fourth quarter of fiscal 2013 was $0.06, as compared to earnings per share of $0.09 for the fourth quarter of fiscal year 2012, a decrease of $0.15 per diluted share, or 166.7%.

Diluted earnings per share for fiscal year 2013 were $0.22, as compared to $0.39 for fiscal year 2012, a decrease of $0.17 per diluted share, or 43.6%.

Duncan Hon, Chief Executive Officer of Emerson Radio, commented “Our fourth quarter and fiscal year 2013 results were disappointing due to intense competition, including downward pricing pressure, within all of our product categories, as well as the continuing effects of a challenging retail sales environment and an increase to our income tax accruals recorded in the fourth quarter. We expect the aforementioned market conditions to persist for the foreseeable future and, as we previously disclosed, anticipate a further reduction in revenues due to the decision by Wal-Mart to discontinue purchasing, effective Spring 2013, from the Company two microwave oven products sold throughout fiscal year 2013 by the Company to Wal-Mart, the last shipments of which were made in February and March 2013. Although higher year-over-year margins for the full fiscal year 2013 helped to slightly mitigate the negative impact to our bottom line profitability on a year-over-year basis, we saw year-over-year margins decline in our fourth quarter and expect that the pressure on margins will continue for the foreseeable future. The Company seeks to implement pricing and product strategy initiatives to improve the Company’s results of operations, although there can be no assurance that such initiatives will be successfully implemented or have the desired effects on the Company’s results of operations and financial condition.”

About Emerson Radio Corp.

Emerson Radio Corp. (NYSE MKT: MSN), incorporated in 1994, is headquartered in Hackensack, N.J. The Company designs, sources, imports and markets a variety of houseware and consumer electronic products, and licenses its trademarks to others on a worldwide basis for a variety of products. For more information, please visit Emerson Radio’s web site at www.emersonradio.com.

Forward Looking Statements

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

EMERSON RADIO CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except earnings per share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2013	2012	2013	2012
Net revenues:
Net product sales	21,845	25,385	121,628	156,975
Licensing revenue	1,171	1,511	6,768	6,276

Net revenues	$23,016	$26,896	$128,396	$163,251
Costs and expenses:
Cost of sales	19,872	23,013	108,631	142,270
Other operating costs and expenses	309	357	1,355	1,352
Selling, general and administrative expenses	2,088	1,670	7,759	7,764
Impairment of trademark	—	—	1,326	—

	22,269	25,040	119,071	151,386

Operating income	747	1,856	9,325	11,865

Other income:
Realized gain on sale of marketable securities	—	—	—	828
Gain on sale of building	—	—	—	347
Interest income, net	110	30	340	70

Income before income taxes	857	1,886	9,665	13,110
Provision (benefit) for income taxes	2,338	(477)	3,666	2,476

Net income	($1,481)	$2,363	$5,999	$10,634

Basic net income per share:	(0.06)	0.09	0.22	0.39
Diluted net income per share:	(0.06)	0.09	0.22	0.39
Weighted average shares outstanding:
Basic	27,130	27,130	27,130	27,130
Diluted	27,130	27,130	27,130	27,130

EMERSON RADIO CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)

	31-Mar-13	31-Mar-12
ASSETS
Current Assets:
Cash and cash equivalents	$21,412	$44,960
Restricted cash	70	215
Short term investments	45,235	—
Accounts receivable, net	7,883	12,134
Other receivables	969	1,193
Due from affiliates	1	1
Inventory, net	3,454	11,269
Prepaid expenses and other current assets	1,873	2,873
Deferred tax assets	1,685	2,304

Total Current Assets	82,582	74,949
Property, plant, and equipment, net	258	260
Trademarks, net	219	1,545
Deferred tax assets	1,121	1,668
Other assets	104	262

Total Assets	$84,284	$78,684

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term borrowings	43	64
Accounts payable and other current liabilities	7,790	9,152
Due to affiliates	—	11
Accrued sales returns	965	1,201
Income taxes payable	1,281	107

Total Current Liabilities	10,079	10,535
Long-term borrowings	30	72
Deferred tax liabilities	194	177

Total Liabilities	10,303	10,784
Shareholders’ Equity:
Preferred shares — 10,000,000 shares authorized; 3,677 shares issued and outstanding; liquidation preference of $3,677,000	3,310	3,310
Common shares — $0.01 par value, 75,000,000 shares authorized; 52,965,797 shares issued at March 31, 2013 and March 31, 2012, respectively; 27,129,832 shares outstanding at March 31, 2013 and March 31, 2012, respectively	529	529
Additional paid-in capital	98,785	98,785
Accumulated other comprehensive loss	—	(82)
Accumulated deficit	(4,419)	(10,418)
Treasury stock, at cost (25,835,965 shares)	(24,224)	(24,224)

Total Shareholders’ Equity	73,981	67,900

Total Liabilities and Shareholders’ Equity	$84,284	$78,684